MANAGEMENT CONSULTING AGREEMENT

THIS AGREEMENT is made effective the 15th day of February, 2007.
BETWEEN:

Syngar Management Inc., a company residing at 3415- 25 Street, Edmonton, Alberta Canada (the “Consultant”)

AND:

GLASS WAVE ENTERPRISES, INC., a Nevada company, having an office at 207 – 2525 Quebec Street, Vancouver, British Columbia Canada V5T 4R5

(the “Company”)

WHEREAS: `

A.	The Company is a United States reporting company under the US Securities Exchange Act of 1934; and
B.

The Company wishes to engage the Consultant to provide, and the Consultant has agreed to provide to the Company, certain management services and business functions pertaining to the running of a publicly traded company.

C.	.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by each of the parties to the other and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by both parties) and in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

For the purposes of this Agreement, any other capitalized term shall have the meaning ascribed to it in this Agreement unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	“Agreement” means this agreement dated as of Feb 15, 2007 and made between the Company and the Consultant as the same is from time to time amended;

(b)	“Business” means the business carried on by the Consultant as described in Recital B of this Agreement;

(c) “Business Day” means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Edmonton , Alberta Canada

(d)	“Board” means the Board of Directors of the Company;

(e)	“Business” means the business carried on by the Company from time to time

(f)	“Closing” means the completion of the transactions contemplated in the Asset Purchase Agreement;

(g)	“Closing Date” means February 15th, 2007, or such other date as the Company may determine;

(h)

“Licenses” means all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory, or otherwise) required for the conduct in the ordinary course of the operations of the Business.

(i)	“Term” means the term during which this Agreement shall be in full force as defined by section 5.1 of this Agreement; and
1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.
1.3

Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4

Number, Gender and Persons. In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5

Accounting Principles. Except as otherwise stated, any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

1.6

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7

Applicable Law. This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals there from and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

1.8

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding on either party unless consented in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.9

Adjustments for Stock Splits, Etc.. Wherever in this Agreement there is a reference to a specific number of shares of stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend. Captions and Section Numbers Between the date of this Agreement and the Closing Date, the Purchaser will complete a forward split of its issued and outstanding common stock and will cause to be cancelled 8,600,000 shares of common stock (post-split 49,450,000 shares), such that upon closing it shall have 17,422,500 issued and outstanding common shares, prior to the issuance of the Purchase Shares or any shares issued or to be issued.

1.10	Extended Meanings

The words “hereof”, “herein”, “hereunder” and similar expressions used in any clause, paragraph or section of this Agreement shall relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.

1.11	Number and Gender

Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this agreement or the parties hereto so require.

1.12	Section References

Any reference to a particular “article”, “section”, “subsection” or other subdivision is to the particular article, section or other subdivision of this Agreement.

1.13	Severability of Clauses

In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, such provision shall be ineffective to the extent of such illegality or unenforceability, but shall not invalidate or affect the validity, legality and enforceability of the remaining provisions of this Agreement.

1.14	No Contra Proferentum

The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

1.15	Statutes

Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.16	Action on Non-Business Day

If by the terms of this Agreement any payment, delivery or event provided for herein is scheduled to take place at a time which falls on a day which is not a Business Day, such delivery, payment or event shall take place on the first Business Day next following.

ARTICLE 2

ENGAGEMENT OF CONSULTANT

2.1	Engagement of Consultant

Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant for the Term to provide to the Company certain management and business services including, without limitation, corporate governance, business and financial management and other related activities..

2.2	Duties and Responsibilities

Without limiting the generality of section 2.1, the Consultant shall:

(a)	perform such management services in relation to the Company and the Business as the Board from time to time may request of it;
(b)	in the performance of his management services, observe and comply with all policies and guidelines of the Company and all resolutions and directions from time to time made or given by the Board;
(c)	comply with all applicable laws, rules, regulations and orders of any authority having jurisdiction over the affairs of the Company and the Business;
(d)

perform his management services honestly, in good faith and in the best interests of the Company exercising the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;

(e)	devote so much time and attention to the affairs of the Company as is required to complete, or cause the completion of, his management services as described in Section 2.1 herein, on a timely basis;
(f)	conform to such hours of work as may from time to time be reasonably required of it; and
(g)	perform his management services in such manner as the Consultant sees fit provided that such performance shall always meet with the standards of the Company.
2.3	Consultant Status

The Consultant shall perform his management services as an independent contractor of the Company and neither the Consultant nor any of the Consultant’s employees is nor shall be deemed to be an employee of, or co-venturer or partner of, the Company and nothing in this Agreement shall be construed so as to make either the Consultant or any of the Consultant’s employees an employee of, or co-venturer or partner of, the Company. Without limiting the generality of the foregoing, this Agreement is an independent contractor agreement and is not nor will it be deemed to be an employment agreement, co-venturer agreement or partnership agreement and nothing in this Agreement will be construed so as to make this Agreement an employment agreement, co-venturer agreement or partnership agreement.

2.4	No Employment Benefits

Neither the Consultant nor any of his employees shall be entitled to any registered pension fund or plan contributions, group sickness or accident insurance coverage, medical service plan coverage, supplementary employment benefits, profit sharing or group term life insurance, vacation pay or any other type of benefit provided by the Company to the employees of the Company.

2.5	No Unemployment Benefits

The Consultant acknowledges that as an independent contractor, the Consultant shall not qualify for any assistance under any Employment Insurance Act in Canada or the United States.

ARTICLE 3

REMUNERATION

3.1	Remuneration

As compensation for his management services, the Consultant shall receive a monthly management fee of $$ 8,250. The Company shall pay such management fee monthly on the first day of the month to which payment of such management fee relates. Management fees may be increased on the one year anniversary of this agreement subject to the discretion and approval of the Board.

3.2	Expenses

In addition to the remuneration referred to in section 3.1, the Company shall in line with the reimbursement policies in effect at the time reimburse the Consultant for all expenses actually and reasonably incurred by the Consultant for the benefit of the Company.

3.3	Own Consultant Expenses

Except as specifically provided for in this Agreement, the Consultant shall be responsible for all the costs associated with providing his management services.

3.4	Stock Options

The Consultant shall be entitled to participate in any stock option plan the Company may adopt, on such terms as may be determined by the Board, subject to any restrictions imposed thereon.

ARTICLE 4

CONFIDENTIALITY AND COMPANY CLIENTS

4.1	Company Confidential Information

The Consultant acknowledges and agrees that:

(a)	proprietary, financial and confidential information and materials relating to the Company have been, and will in the future be, disclosed to the Consultant (the “Company Confidential Information”);
(b)

the Company Confidential Information is the exclusive property of the Company and that all right, title and interest in and to the Company Confidential Information shall remain the property of Company and shall be held in confidence by the Consultant; and

(c)

the Company Confidential Information derives its value from not being generally known to the public or by other persons who can obtain economic value or other advantage from its disclosure and use, and is subject to efforts by the Company to maintain its confidentiality.

4.2	Consultant Confidentiality Covenants

The Consultant covenants and agrees that:

(a)	he shall not directly or indirectly acquire any proprietary interest in, or otherwise deal with or use, the Company Confidential Information except as reasonably required for the Business;
(b)

he shall use his best efforts to keep confidential and protect the Company Confidential Information and the interests of the Company in the Company Confidential Information and shall exercise the degree of care that the owner of such information would reasonably be expected to employ for his own benefit with respect to his own proprietary and confidential information; and

(c)

he shall not directly or indirectly disclose, allow access to, or transfer the Company Confidential Information to third parties, excluding employees of the Consultant, without the prior written consent of the Company.

4.3	Covenants Survive

The covenants and agreements in sections 4.2:

(a)	are in addition to and not in derogation from any of the obligations of the Consultant to the Company; and
(b)	shall survive the termination of this Agreement.

ARTICLE 5

TERM AND TERMINATION

5.1	Term

Unless otherwise terminated as provided for in section 5.3, this Agreement shall be in full force for an initial term commencing the date first above written and ending midnight February 14, 2009.

5.2	Renewal

Unless notice of termination has been given by either the Company or the Consultant not less than 30 days prior to the expiry of the Term, this Agreement shall be automatically renewed for a further one year term from and including the day immediately following the last day of the Term on the same terms and conditions as contained in this Agreement (including this term and condition) as amended from time to time, unless earlier terminated pursuant to section 5.3.

5.3	Early Termination

Notwithstanding the other provisions of this Agreement, this Agreement shall be terminated as follows:

(a)	forthwith by the Company on written notice to the Consultant in the event of:
(i)	the commission by the Consultant of any material fraudulent act in performing any of the Consultant’s obligations under this Agreement;
(ii)	the commission of any material misrepresentation to the Company by the Consultant;
(iii)	failure of the Consultant to perform his duties and discharge his obligations under this Agreement;
(iv)	the misfeasance of the Consultant in performing his duties and discharging his obligations under this Agreement; or
(v)	a mental or physically incapacitating disability to perform during a period of 6 weeks or longer; or where the service of the consultant can not be carried out by the consultants designate or;
(b)	forthwith upon the mutual agreements of all the parties to this Agreement;
(c)	forthwith upon the occurrence of any one of the following events:
(i)	if either the Company or the Consultant becomes or acknowledges that it is insolvent or makes a voluntary assignment or proposal under bankruptcy legislation applicable to them;
(ii)	if a bankruptcy petition is filed or presented against either the Company or the Consultant and is not continually contested;

(iii)	if any order is made or resolution passed for the winding up, dissolution or liquidation of the Company, or if the Company has its existence otherwise terminated; or
(iv)	either the Company or the Consultant ceases to carry on business in the ordinary course; or
(d)

forthwith by the Company and the Consultant upon the Company and the Consultant being advised in writing by any securities authority having jurisdiction over the affairs of the Company that this Agreement is unsatisfactory for a public company, provided that the Company and the Consultant have entered into a new management agreement on terms and conditions acceptable to the Company, the Consultant and, as necessary, all securities regulatory authorities having jurisdiction over the affairs of the Company.

5.4	Effect of Termination

Upon the termination of this Agreement, the obligations of the parties shall cease and determine except:

(a)

the Consultant shall deliver to the Company, in a reasonable state of repair, all property, personal or real, owned or leased by the Company and bailed to the Consultant and used by, or in the possession of, the Consultant or any of the Consultant’s employees;

(b)	the provisions of Article 4 5 & 6 shall continue to bind the Company and the Consultant; and
(c)	the Company shall pay all amounts due to the Consultant as of such termination date.
5.5	Sole Provisions

This Agreement may only be terminated in accordance with the provisions of this Article.

5.6	Change of Control

In the event of substantial change of control of the Company; where 50% or more of the company assets are sold or transferred into a new corporate entity or control of the company is assigned in any manner, then this Agreement herein shall be transferred and assigned to such new corporate entity and controllers under the same terms and conditions as described herein.

ARTICLE 6

GENERAL PROVISIONS

6.1	Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by telecopier or hand or mailed postage prepaid addressed as set out on the face page of this Agreement or to such other address as may be given in writing by the parties and shall be deemed to have been received, if delivered by telecopier or hand, on the date of delivery and if mailed as aforesaid to the addresses set out above then on the fifth business day following the posting thereof provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if actually delivered.

6.2	Time of Essence

Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

6.3	Arbitration

Any dispute or disagreement among the parties with respect to this Agreement may be referred to a single arbitrator pursuant to the Arbitration Act (Alberta) provided that if the parties are unable to agree on the appointment of a single arbitrator, each of the Company and the Consultant will appoint an arbitrator and the two arbitrators so appointed will appoint a third arbitrator to act as chairman. The determination of the arbitrator or arbitrators will be final and binding on the parties hereto and the cost of arbitration will be borne equally by the Company and the Consultant.

6.4	Binding Effect

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

6.5	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

6.6	Further Assurances

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

6.7	Assignment

None of the parties may assign or transfer their respective rights under this Agreement without the prior written consent of the other party hereto.

6.8	Amendments

No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

6.9	Counterparts

This Agreement may be executed in several counterparts each of which when executed by any party hereto shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

6.10	Non Compete

In the event of any termination of this agreement, the Consultant agrees he may not be employed, or own more then substantially 10% of any corporation, or enter into any activity which is in direct competition with the Company within the field of cancer therapeutics for a period following three years of effect of such termination. This period of time may at the discretion of the board of directors be reduced or waived where it can be demonstrated by the consultant to the Board that competition does not exist.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

Syngar Management

Per:	/s/ Garth Likes
Authorized Signatory

Glass Wave Enterprises Inc,

Per:	/s/ Garth Likes
Authorized Signatory

CW991442.1

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